Exhibit 99.1


                       [Niagara Corporation Letterhead]



Contact:  Niagara Corporation
          Michael Scharf, CEO
          (212) 317-1000


                                          FOR IMMEDIATE RELEASE
                                          ---------------------



NIAGARA CORPORATION ANNOUNCES
FIRST QUARTER RESULTS


New York, April 27, 2004 - Niagara Corporation (Nasdaq:NIAG) announced today its results for the first quarter ended March 31, 2004.

Sales increased to $99.2 million from $79.7 million in the comparable quarter in 2003. Net income for the quarter increased to $2,808,000 from $1,424,000, and net income per share (basic and diluted) was $.34 compared to $.17 for the first quarter of 2003.

In commenting on these results, Michael Scharf, Chairman and CEO of Niagara, stated:


         "Niagara Corporation's results for the first quarter of 2004 can only be described as excellent. Tons shipped, sales, profit margins, and net income for our U.S. operations increased markedly in the first quarter compared to the first quarter of 2003. The causal factors were an improving economy and resultant stronger demand, price increases, and our having sufficient inventory to meet the needs of our customers. It is also important to note that the excellent results of our U.S. operations give effect, because of rising inventory costs, to a LIFO charge of approximately $1.6 million compared to no charge in the first quarter of 2003."


         "Niagara's U.K. operations returned to modest profitability because of price increases implemented during the first quarter of 2004. While business conditions were not as buoyant as in the U.S., they improved in the first quarter from the poor conditions experienced at the end of 2003. We continue to examine cost reduction options in the U.K. in the context of improving our operating performance."



This release contains certain "forward-looking statements" made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, that may cause the Company's actual results to be materially different from those expressed or implied by such statements. Such risks, uncertainties and other factors include those described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements made herein are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                                (Table Follows)

                              NIAGARA CORPORATION

                            Selected Financial Data


                                   Quarter Ended               Quarter Ended
                                   March 31, 2003              March 31, 2004
                                   --------------              --------------

Revenues                           $    79,748,000              $   99,235,000
Net Income                         $     1,424,000              $    2,808,000
Net Income Per Share               $           .17              $          .34
   (basic and diluted)
Average Shares
   Basic                                 8,238,517                   8,238,517
   Diluted                               8,238,517                   8,331,603





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